Exhibit 8.2

September 20, 2012

The Nashua Bank

188 Main Street

Nashua, NH 03060

Attention: G. Frank Teas,

President and Chief Executive Officer

Re:    Tax Opinion / Merger between New Hampshire Thrift Bancshares, Inc. and The Nashua Bank, pursuant to Agreement and Plan of Merger Dated August 1, 2012

Ladies and Gentlemen:

This opinion is delivered to you in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated August 1, 2012 by and between New Hampshire Thrift Bancshares, Inc. (“NHTB”), a Delaware corporation, and The Nashua Bank (“TNB” or the “Company”), a New Hampshire chartered trust company. Pursuant to the Merger Agreement, the Company will merge into Lake Sunapee Bank, fsb (“Bank”), a federally chartered savings bank and wholly owned subsidiary of NHTB, with Bank surviving (the “Merger”).

Subject to the qualifications below, and in reliance upon the representations and assumptions described herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We have acted as counsel to Company in the Merger, and for purposes of rendering this opinion we have examined and relied upon: (a) the Merger Agreement, including the exhibits thereto; (b) the Registration Statement of NHTB on Form S-4 (the “Registration Statement”) to which this opinion is filed as an exhibit, and which includes the Proxy Statement/ Prospectus of Company; (c) the letters delivered to Hinckley, Allen & Snyder, LLP containing certain representations of NHTB, Bank, and Company relevant to this opinion (the “Representation Letters”); and (d) such other documents as we consider relevant to our analysis. In examining these documents,

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September 20, 2012

we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Merger Agreement (and to any other documents relied upon by us) have acted and will act in accordance with the terms of such documents. We have assumed that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions. We have assumed that all representations contained in the Merger Agreement and the Representation Letters are true and complete in all material respects as of the Effective Time, and that any representation made in any of such documents “to the best of the knowledge and belief” of any party (or similar qualification) are correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

We have not attempted to verify independently any representations made by NHTB, Bank, and Company, but in the course of our representation of Company nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our best judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and the rulings and guidance published by the Internal Revenue Service (“IRS”), all as in effect on the date of this opinion. No assurances can be given that such laws, rulings and guidance will not be amended or otherwise changed after the date hereof, or that such changes will not affect the conclusions expressed herein. We undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

Our opinion represents our judgment as to how a court would decide the issues addressed herein, but our opinion is not binding upon either the IRS or upon any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS, or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Merger set forth above. This opinion does not address the effect of the Merger as to any non-income tax (such as estate, gift, transfer, sales

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September 20, 2012

and use taxes), nor does this opinion address the income tax consequences of the Merger as to any jurisdiction other than the United States (such as state, local and foreign income taxes). This opinion does not address any transaction other than the Merger. We express no opinion regarding the tax consequences of the Merger to those stockholders of Company that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Company stock.

This opinion is being delivered to you solely for your use in connection with the Merger Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Except as otherwise provided, any capitalized terms in this opinion not defined herein have the meanings set forth in the Merger Agreement (and the exhibits thereto) or in the Representation Letters.

Very truly yours,

/s/ Hinckley, Allen & Snyder, LLP

Hinckley, Allen & Snyder, LLP